Exhibit 10.1

PARKS! AMERICA, INC,

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Agreement”) is hereby entered into and made effective as of May 22, 2024 (the “Effective Date”), by and between Parks! America, Inc., a Nevada corporation, with its principal place of business located at 1300 Oak Grove Road Pine Mountain, Georgia 31822 (the “Company”), and Lisa M. Brady of 1007 Dockway Drive, Huron, OH 44839 (“Brady”).

RECITALS

1. The Company and Brady entered into an Employment Agreement as of November 14, 2022 (the “Employment Agreement”) in connection with her engagement as President and Chief Executive Officer of the Company.

2. The Company and Brady desire to amend the Employment Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

2. Termination of Employment Following a Change-in-Control. Article VIII, Section 3(b) of the Employment Agreement is hereby amended to clarify the Company’s obligations to Brady in the event that Brady’s employment terminates following a “Change-in-Control” (as defined below). Accordingly, Article VIII, Section 3(b) is hereby amended and restated in its entirety as follows:

“(b) Sale/Take-Over Termination Payment. For a period of one year following the effective date of a “Change-in-Control” (as defined below), in the event that:

(i) Brady’s employment is terminated by the Company or its successor for any reason; or

(ii) Brady resigns following a material change in the circumstances of her employment or authority as an officer; or

(iii) Brady resigns following a “Board Change-in-Control Event” (as defined below);

then Brady shall be entitled to a termination payment of $50,000 plus an amount equal to one full year’s then base salary. Such amount shall not be payable if Brady accepts employment with the Company or its successor following her termination or resignation.

For purposes hereof, a “Change-in-Control” shall mean (i) a transaction or series of related transactions in which any “person” or “group” becomes the owner or beneficial owner, directly or indirectly, of more than ten percent (10%) of the outstanding voting securities of the Company, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company immediately prior to such transaction retain at least a majority of the total voting power immediately after such transaction, (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company; or (iv) if two (2) or more individuals are elected or appointed to the Board of Directors as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the “Incumbent Board” (as defined below) including by reason of any agreement intended to avoid or settle any such proxy contest (a “Board Change-in-Control Event”).

For purposes of this section, “Incumbent Board” shall mean the individuals who are members of the Board of Directors of the Company as of the date of this Agreement (the “Incumbent Board”) provided, however, that any individual who becomes a Director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided, further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the then-Incumbent Board including by reason of any agreement intended to avoid or settle any such proxy contest shall be considered a member of the Incumbent Board.”

3. Headings. Article XI-General Provisions is hereby amended to add a new Section 9, which shall read in its entirety as follows:

“9. Headings. The divisions of this Amendment into sections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Amendment.”

4. No Further Amendment. Except as amended hereby, the Company and Brady hereby agree that the Agreement shall remain unmodified and in full force and effect.

5. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original copy of this Amendment and both of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes.

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IN WITNESS WHEREOF this Agreement is hereby executed and made effective the day and year first above written.

PARKS! AMERICA, INC.

By:	/s/ Jeffrey A. Lococo
Jeffrey A. Lococo, Director

/s/ Lisa M. Brady
Lisa M. Brady, Individually

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